Exhibit 99.1

	CONTACT:	Scott B. Flaherty
NEWS RELEASE		Chief Financial Officer
(561) 349-9989

Willis Lease Finance Corporation Reports
Third Quarter Pre-tax Income of $20.3 million

COCONUT CREEK, FL — November 3, 2023 — Willis Lease Finance Corporation (NASDAQ: WLFC) today reported third quarter total revenues of $105.7 million and pre-tax earnings of $20.3 million. For the three months ended September 30, 2023, aggregate lease rent and maintenance reserve revenues were $91.3 million and spare parts and equipment sales were $3.4 million. The Company reported increased total revenues in the third quarter when compared to the prior year period, primarily due to an increase in the Company's core lease rent and short-term maintenance revenues.

“I am pleased to see how the Company and its employees continue to perform this year,” said Charles F. Willis, the Company’s Executive Chairman. “Having recently traveled to over twenty countries, visiting many airline, MRO and OEM heads, the conclusion reached is that our products are in demand. Further, as Executive Chairman it is also encouraging to see how well our succession plan and growth strategies are progressing. The Board and I look forward to the future, working with our employees and stakeholders.”

“Rent and utilization continue to trend favorably,” said Austin C. Willis, the Company’s Chief Executive Officer. “High levels of travel, supply chain constraints, and OEM manufacturing issues are all working to support strong demand.”

“We are very pleased that our customers continue to turn to us to innovate and deliver so they can focus on flying,” said Brian R. Hole, the Company’s President. “We are built to deliver what and when others cannot.”

Third Quarter 2023 Highlights (at or for the period ended September 30, 2023, as compared to September 30, 2022, and December 31, 2022):

•Lease rent revenue increased by $14.1 million, or 35.6%, to $53.6 million in the third quarter of 2023, compared to $39.5 million in the third quarter of 2022. The increase is due to an increase in the number of engines acquired and placed on lease, including an increase in utilization compared to that of the prior period.
•Maintenance reserve revenue was $37.7 million in the third quarter of 2023, an increase of 84.4%, compared to $20.4 million in the same quarter of 2022. There was $3.3 million long-term maintenance revenue recognized for the three months ended September 30, 2023, compared to $4.5 million in the comparable prior period. “Non-reimbursable” maintenance reserve revenue is directly influenced by on lease engine flight hours and cycles. Engines out on lease with “non-reimbursable” usage fees generated $34.4 million of short-term maintenance revenues, compared to $16.0 million in the comparable prior period. As of September 30, 2023 and December 31, 2022, there was $24.7 million and $6.3 million, respectively, of deferred in-substance fixed payment use fees included in “Unearned revenue.”
•Spare parts and equipment sales decreased to $3.4 million in the third quarter of 2023, compared to $7.0 million in the third quarter of 2022. The decrease in spare parts sales for the three months ended September 30, 2023 reflects variations in the timing of sales.
•Gain on sale of leased equipment was $0.8 million in the third quarter of 2023, reflecting the sale of one engine and one airframe. Gain on sale of leased equipment was $0.9 million in the third quarter of 2022, reflecting the sale of two engines.
•Write-down of equipment was $0.7 million in the third quarter of both 2023 and 2022.
•The Company generated $20.3 million of pre-tax income in the third quarter of 2023, compared to a pre-tax income of $8.4 million in the third quarter of 2022.

•The book value of lease assets we own directly or through our joint ventures, inclusive of our notes receivable, maintenance rights, and investments in sales-type leases, was $2,548.2 million at September 30, 2023. As of September 30, 2023, the Company also managed 194 engines, aircraft and related equipment on behalf of other parties.
•The Company maintained $270.0 million of undrawn revolver capacity at September 30, 2023.
•Diluted weighted average income per common share was $2.13 for the third quarter of 2023, compared to diluted weighted average income of $0.89 in the third quarter of 2022.
•Book value per diluted weighted average common share outstanding increased to $66.92 at September 30, 2023, compared to $64.27 at December 31, 2022.

Balance Sheet

As of September 30, 2023, $2,171.0 million of equipment held in our operating lease portfolio, $94.0 million of notes receivable, $13.4 million of maintenance rights, and $5.5 million of investments in sales-type leases, which represented 351 engines, 12 aircraft, one marine vessel and other leased parts and equipment. As of December 31, 2022, the Company had $2,111.9 million equipment held in our operating lease portfolio, $81.4 million of notes receivable, $17.7 million of maintenance rights, and $6.4 million of investments in sales-type leases, which represented 339 engines, 13 aircraft, one marine vessel and other leased parts and equipment.

Willis Lease Finance Corporation

Willis Lease Finance Corporation (“WLFC”) leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers worldwide. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services through Willis Asset Management Limited, as well as various end-of-life solutions for engines and aviation materials provided through Willis Aeronautical Services, Inc. Additionally, through Willis Engine Repair Center®, Jet Centre by Willis, and Willis Aviation Services Limited, the Company’s service offerings include Part 145 engine maintenance, aircraft line and base maintenance, aircraft disassembly, parking and storage, airport FBO and ground and cargo handling services.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as war, terrorist activity and the COVID-19 pandemic; changes in oil prices, rising inflation and other disruptions to world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Unaudited Consolidated Statements of Income
(In thousands, except per share data)

	Three months ended September 30,			Nine months ended September 30,
	2023	2022	% Change	2023	2022	% Change
REVENUE
Lease rent revenue	$53,573	$39,515	35.6%	$161,209	$114,344	41.0%
Maintenance reserve revenue	37,696	20,438	84.4%	96,609	59,517	62.3%
Spare parts and equipment sales	3,359	6,966	(51.8)%	12,961	20,388	(36.4)%
Interest revenue	2,106	1,811	16.3%	6,409	5,790	10.7%
Gain on sale of leased equipment	773	920	(16.0)%	5,101	3,716	37.3%
Gain on sale of financial assets	—	—	—%	—	3,116	(100.0)%
Other revenue	8,238	7,241	13.8%	21,986	16,912	30.0%
Total revenue	105,745	76,891	37.5%	304,275	223,783	36.0%

EXPENSES
Depreciation and amortization expense	23,088	22,059	4.7%	68,131	65,480	4.0%
Cost of spare parts and equipment sales	2,024	4,204	(51.9)%	9,581	16,080	(40.4)%
Write-down of equipment	719	654	9.9%	2,390	21,849	(89.1)%
General and administrative	33,993	22,788	49.2%	105,591	66,820	58.0%
Technical expense	6,871	2,139	221.2%	14,618	11,222	30.3%
Net finance costs:
Interest expense	19,052	16,304	16.9%	56,526	49,209	14.9%
Total net finance costs	19,052	16,304	16.9%	56,526	49,209	14.9%
Total expenses	85,747	68,148	25.8%	256,837	230,660	11.3%

Income (loss) from operations	19,998	8,743	128.7%	47,438	(6,877)	nm
Income (loss) from joint ventures	346	(384)	nm	(1,289)	(1,531)	(15.8)%
Income (loss) before income taxes	20,344	8,359	143.4%	46,149	(8,408)	nm
Income tax expense	5,726	1,970	190.7%	13,321	496	2,585.7%
Net income (loss)	14,618	6,389	128.8%	32,828	(8,904)	nm
Preferred stock dividends	819	819	—%	2,431	2,431	—%
Accretion of preferred stock issuance costs	21	21	—%	63	63	—%
Net income (loss) attributable to common shareholders	$13,778	$5,549	148.3%	$30,334	$(11,398)	nm

Basic weighted average income (loss) per common share	$2.16	$0.91		$4.83	$(1.88)
Diluted weighted average income (loss) per common share	$2.13	$0.89		$4.70	$(1.88)

Basic weighted average common shares outstanding	6,365	6,093		6,282	6,058
Diluted weighted average common shares outstanding	6,466	6,270		6,454	6,058

Unaudited Consolidated Balance Sheets
(In thousands, except per share data)

	September 30, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$5,372	$12,146
Restricted cash	50,260	76,870
Equipment held for operating lease, less accumulated depreciation	2,170,980	2,111,935
Maintenance rights	13,375	17,708
Equipment held for sale	1,060	3,275
Receivables, net of allowances	46,305	46,954
Spare parts inventory	45,476	38,577
Investments	53,860	56,189
Property, equipment & furnishings, less accumulated depreciation	37,164	35,350
Intangible assets, net	1,085	1,129
Notes receivable, net of allowances	93,999	81,439
Investments in sales-type leases, net of allowances	5,514	6,440
Other assets	77,870	87,205
Total assets	$2,602,320	$2,575,217

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$42,973	$43,040
Deferred income taxes	143,090	132,516
Debt obligations	1,788,024	1,847,278
Maintenance reserves	85,370	59,453
Security deposits	23,462	20,490
Unearned revenue	37,521	17,863
Total liabilities	2,120,440	2,120,640

Redeemable preferred stock ($0.01 par value)	49,952	49,889

Shareholders’ equity:
Common stock ($0.01 par value)	69	66
Paid-in capital in excess of par	25,709	20,386
Retained earnings	387,743	357,493
Accumulated other comprehensive income, net of tax	18,407	26,743
Total shareholders’ equity	431,928	404,688
Total liabilities, redeemable preferred stock and shareholders’ equity	$2,602,320	$2,575,217